Exhibit 10.22

CONSULTING AGREEMENT

June 3, 2022

Stephen Snyder

Hill City Advisors, LLC

6100 Via Venetia South

Delray Beach, FL 33484

Dear Steve:

CareCloud, Inc. (“CareCloud”) wishes to offer you (“Consultant”) a contract as a Consultant to the Executive Chairman, upon your acceptance of the following terms and conditions in this letter agreement (“Agreement”). For the purposes of this letter agreement, “CareCloud” shall mean CareCloud, Inc., its affiliates, parent, subsidiaries, and related companies.

1. Services; Compensation. You will use best efforts to carry out the services described in Exhibit A attached hereto (“Services”). You will perform the Services within the period of time set forth in Section 4 (Term) of this Consulting Agreement. In consideration of your Services, CareCloud will pay you in accordance with Exhibit A (“Payments”).

2. Taxes. Payments to you for Services rendered will be made without deduction for taxes of any kind, in conformity with your status as a non-employee. You will be solely responsible for paying any federal, state and local taxes that may be due as a result of CareCloud’s compensation to you under this Consulting Agreement.

3. Relationship with CareCloud. You are undertaking the Services as an independent contractor and not as an employee, agent, or partner of CareCloud. As such, you will not participate in any CareCloud employee benefit plans or receive any other compensation beyond that provided for in Exhibit A and the RSU Agreement dated June 2, 2022. You will not have the power or authority to bind CareCloud or to make any commitment or contract on behalf of CareCloud, and you will not represent to any person or entity that you have any such power or authority.

4. Term; Termination.

a.	This Consulting Agreement will be effective as of June 6, 2022 (the “Effective Date”) or such other date as mutually agreed upon in writing by the parties, and shall continue in effect for a period of twenty-four (24) months following the Effective Date (the “Term”).

b.	The Term hereunder shall automatically renew for additional one (1) year periods unless either party provides written notice of non-renewal to the other party not less than thirty (30) days prior to the end of the then-current Term.

c.	CareCloud shall have the right to terminate this Consulting Agreement if Consultant is in material breach thereof and fails to cure the breach within thirty (30) days of receiving a written, detailed notice from CareCloud describing the breach.

d.	This Consulting Agreement will terminate automatically upon your death, or in the event you become disabled and such disability substantially impairs your ability to carry out your obligations hereunder.

e.	In the event that the Consulting Agreement is terminated or nonrenewed, no additional payments will come due and owing past the Effective Date of termination or non-renewal, except as set forth in Section 4(b) of the SOW. Upon the end of the Term, you will discontinue any further services hereunder and return any and all CareCloud-owned equipment to CareCloud, unless otherwise agreed upon by you and CareCloud.

5. No Conflicting Services. It is understood that, in general, you are making your services available to others simultaneously and that you are free to accept or reject any further assignment that CareCloud may offer you; provided, however, that you may not, during the Term of this Consulting Agreement and for a period of one (1) year from the date of any earlier termination or the expiration of this Consulting Agreement, undertake any Services, projects, assignment or engagement for or by a third party which relates to or involves the Services undertaken hereunder. You will ensure that the Services performed under this Consulting Agreement in no way conflict with any other Consulting Agreement, commitment, or undertaking Consultant may have entered into. Notwithstanding the foregoing, if Consultant identifies an acquisition opportunity and CareCloud is first presented with the opportunity and declines to pursue it, Consultant may thereafter present the opportunity to other potential buyers.

6. Confidentiality. For purposes of this Consulting Agreement, “Confidential Information” shall mean any information that is not publicly available and is contained in any form, which relates to the business of CareCloud, its affiliates, parent company, clients or clients’ patients and shall include (but shall not be limited to) information encompassed in all computer programs, source code, object code, user guides or manuals, drawings, designs, programs, plans, formulas, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, information regarding agreements, patient information, protected health information and all methods, concepts or ideas in or reasonably related to the business of CareCloud, its affiliates and clients. Unless explicitly authorized to do so by CareCloud, Consultant agrees not to directly or indirectly use any Confidential Information for your benefit or purposes, nor disclose the same to others, during the period commencing on the Commencement Date extending for a period of one (1) year from the termination of this consulting relationship with CareCloud and such period shall extend longer if required by controlling law (i.e., HIPAA). Consultant agrees to comply with CareCloud’s instructions, and all legal obligations Consultant may now or hereafter have with respect to the Confidential Information. In the event that Consultant, or anyone to whom Consultant discloses Confidential Information in accordance with the terms hereof, becomes legally compelled to disclose any of the Confidential Information, Consultant shall provide CareCloud with prompt written notice so that CareCloud may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Consulting Agreement. In the event that such protective order or other remedy is not obtained, or that CareCloud waives compliance with the provisions of this Consulting Agreement, Consultant will furnish only that portion of the Confidential Information, which Consultant is legally required to disclose and will exercise his best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. Parties agree that this provision shall survive termination of the consulting relationship and this Consulting Agreement.

7. Publications. You shall obtain CareCloud’s prior written approval for any presentation or publication relating to this Consulting Agreement and the Services hereunder or to information disclosed to you by CareCloud in connection herewith, both as to content and time or publication or presentation. CareCloud, in its sole discretion, reserves the right to withhold or deny such approval.

8. Intellectual Property. You understand that all work product you may create or generate under this Consulting Agreement shall be “work made for hire” and shall be the exclusive property of CareCloud. You will promptly disclose to CareCloud any invention, copyrightable material or commercial idea or plan arising from your Services under this Consulting Agreement. As is customary in agreements of this type, you will assign to CareCloud, or procure the assignment of, any intellectual property rights under such inventions, copyrightable material, or commercial ideas or plans, without further compensation. You agree to execute, at CareCloud’ expense, such documents and cooperate with CareCloud as may be necessary or appropriate to establish, register, record or otherwise document the assignment to CareCloud therein in the U.S. and/or foreign countries.

9. Indemnification: Consultant agrees to indemnify and hold harmless CareCloud, its officers, directors, employees, and agents from and against any liabilities, losses, claims, damages, costs (including without limitation attorneys’ fees and other costs of defense) and expenses arising out of or relating to Consultant’s material breach of this Consulting Agreement. Consultant’s liability under the Consulting Agreement shall be limited to the total amount paid by CareCloud to Consultant under this Consulting Agreement during the one year preceding its demand for indemnification. Notwithstanding the foregoing, this Section 9 of the Agreement shall have not be construed as limiting any indemnification rights under the Company’s Articles of Incorporation, Bylaws, Delaware General Corporate Law, contract, or insurance policies, including, without limitation, CareCloud’s Directors and Officers Liability Insurance policy, between or related to the past or present relationships between CareCloud and Stephen Snyder or Consultant.

10. Non-Solicitation: Consultant agrees and covenants that Consultant will not directly or indirectly do any of the following during the period of time beginning on the Commencement Date hereof and extending for a period of one (1) year from the termination of this Consulting Agreement: interfere with or attempt to interfere with CareCloud’s employment relationships with any officers, employees, representatives or agents, or any of their subsidiaries or affiliates, or induce or attempt to induce any of them to leave the employ of CareCloud or any of their subsidiaries or affiliates, or violate the terms of their contract with any of them. Consultant also agrees and covenants that Consultant will not directly or indirectly (on his own or through or on behalf of a third party) do any of the following, during the period of time beginning on the date hereof and extending for a period of one (1) year from the termination of this Consulting Agreement: call upon, solicit, advise or otherwise do, or attempt to do business in the areas of consulting, implementations, practice management, medical billing and/or related services including, transcription services, automated call reminder services, electronic practice management services such as billing software, scheduling software and the like and/or electronic medical billing or health records services (EMR/EHR), with any of CareCloud’s existing, pipeline, or hereinafter-acquired clients, regardless of where they are situated or do business. The parties agree that this provision shall survive the termination of the consulting relationship and this Consulting Agreement.

11. Warranties. You represent and warrant to CareCloud that (a) you will perform all of your Services hereunder in a professional manner consistent with industry standard; in accordance with all applicable laws, regulations and other legal requirements; and in compliance with CareCloud policies while on CareCloud locations; (b) that you will perform the Services in accordance with the criteria set forth in Exhibit A; (c) that you are a U.S. citizen or are authorized to work in the U.S., and are not acting and will not act during the Term of this Consulting Agreement in violation of the Immigration Reform and Control Act of 1986 and its amendments and the regulations thereunder; and (d) you have the full power and authority to enter into this Consulting Agreement and to perform its obligations under the Consulting Agreement.

12. No Assignment. You acknowledge that this Consulting Agreement is for your personal services and may not be assigned, transferred or subcontracted, in whole or in part. Any such assignment in contravention of this Section shall be null and void.

13. General Provisions. This Consulting Agreement shall be governed by the laws of the State of New Jersey. You acknowledge that CareCloud has not made any agreement or commitment (or offered to you any such agreement or commitment) to perform any additional Services, to make any other payments to you, or to enter into any other agreement or commitment with you. Your obligations relating to conflicting services, independent Consultant status, confidentiality, publications, intellectual property and warranties will survive the expiration of any termination of this Consulting Agreement for a period of ten (10) years from the Effective Date of this Consulting Agreement. This Consulting Agreement, together with Exhibit A, sets forth the entire agreement between the parties with respect to the subject matter, and may not be modified except in a writing signed by you and CareCloud.

If you agree to the foregoing terms, please so indicate by signing, dating and returning this Consulting Agreement.

Sincerely,

CareCloud, Inc.

By:	/s/ Kimberly Blanche
Name:	Kimberly Blanche
Title:	General Counsel

ACKNOWLEDGED, AGREED TO

AND ACCEPTED:

Hill City Advisors, LLC

By:	/s/ Stephen Snyder
Name:	Stephen Snyder
Title:	Managing Member
Date:	June 6, 2022

EXHIBIT A

STATEMENT OF WORK

This Statement of Work (“SOW”) is incorporated into the Consulting Agreement by and between CareCloud, Inc. (“CareCloud” or “Company”) and Hill City Advisors, LLC (“Consultant”). This SOW describes services and work product to be performed and provided by Consultant pursuant to the Consulting Agreement (the “Services”). If any item in this SOW is inconsistent with the Consulting Agreement prior to such incorporation, the terms of this SOW will control, but only with respect to the Services to be performed under this SOW.

1. Definitions:

Any terms not defined in this SOW shall have the meaning ascribed to them in the Consulting Agreement. For the purposes of this SOW:

●	Broker shall mean a financial advisory, investment banker, or other Person with whom CareCloud and/or its subsidiaries has a fee arrangement relative to a Transaction and/or identification of Targets.
●	Commencement Date shall mean June 6, 2022.
●	M&A shall mean mergers and acquisitions.
●	Parties shall mean CareCloud and Consultant.
●	Person shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
●	Retainer shall have the meaning ascribed to it in Section 4 of the SOW and shall be recoverable only as set forth in 4(d).
●	RSU shall mean Restricted Stock Unit.
●	Series B Preferred Stock shall mean CareCloud 8.75% Series B Cumulative Redeemable Perpetual Preferred stock (Nasdaq: MTBCO).
●	Services shall have the meaning ascribed to it in Section 2 of this SOW.
●	SOW Term shall have the meaning ascribed to it in Section 3 of this SOW.
●	Target shall mean a company which is or may be the subject of a Transaction with CareCloud and/or its subsidiaries.
●	Transaction shall mean acquisition by CareCloud, and/or its subsidiaries, of all or substantially all of the assets or equity of a company.
●	Transaction Fee shall have the meaning ascribed to it in Section 4 of the SOW.
●	Tail Period shall mean eighteen months following the termination or non-renewal of this Consulting Agreement under Sections 4(a), 4(b) or 4(d).
●	Transaction Value shall mean, in relation to any Transaction with a Target, the Parties’ good faith assessment of the total value of all cash, stock, or other property paid, together with the value of any of the Target’s liabilities or indebtedness assumed by CareCloud.

2. Scope of Services:

Consultant shall, from Commencement Date as mentioned below, provide CareCloud with Consulting services, as a Consultant to the Executive Chairman. Consultant will be responsible for the following (collectively referred to as the “Services”):

●	Providing consulting services CareCloud’s Executive Chairman on such matters as requested including, but not limited to business, M&A, strategy, etc. Such services shall include, without limitation;

○	Providing M&A support services as requested, including, but not limited to due diligence, training, and deal negotiations;
○	Leveraging Consultant’s skills, industry experience, and contacts to seek, identify, and/or introduce Targets to Company;
○	Attend quarterly strategy meetings at Company’s NJ Headquarters;
○	Other duties as assigned by Company.

Performance shall be subject to review by Company. Consultant has represented that he is qualified to perform such services and that he will use reasonable professional skills and his best efforts to perform services hereunder. Consultant will abide by CareCloud’s standard policies, procedures, and rules of conduct and will comport himself lawfully and with integrity. Unless operating in his capacity as a director, Consultant will at all times be and represent himself to be an independent contractor and not an agent or employee of CareCloud. Consultant shall not have the power or authority to bind CareCloud, its parent, subsidiaries, or affiliates, shall not make any commitment or contract on behalf of CareCloud, its parent, subsidiaries, or affiliates.

3. Terms of Agreement:

The project shall begin on June 6, 2022 (“Commencement Date”) and continue through the Term of the Consulting Agreement unless terminated earlier or extended in accordance with Section 4 of the Consulting Agreement (the “SOW Term”).

4. Fee Schedule. Payment will be made as follows:

Consultant	Rate
Stephen Snyder	(a)	Annual retainer of Ten Thousand (10,000) RSU shares of Series B Preferred Stock (the “Retainer”), paid on the Commencement Date, or such other date as mutually agreed upon by the Parties, and subsequently on each annual anniversary of the Commencement Date;
(b)

For Transactions closed by CareCloud during the Term or Tail Period wherein the Target company was first introduced to CareCloud by Consultant or any other source which is not a Broker: the cumulative contingent fee (“Transaction Fee”) upon the consummation and closing of a Transaction during the SOW Term:

●	8% of the first One Million Dollars ($1,000,000) of Transaction Value;
●	6% of the second One Million Dollars ($1,000,000) of Transaction Value;
●	4% of the third One Million Dollars ($1,000,000) of Transaction Value; and
●	2% of the remaining balance of Transaction Value.

Payment of the Transaction Fee shall be via cash or RSU shares of Series B Preferred Stock, or a combination thereof, with choice of such payment method at the sole discretion of CareCloud.

If the Transaction includes contingent consideration, such portion of theTransaction Fee shall not be due and owing unless and until thecontingent consideration is paid.

(c)	For Transactions closed by CareCloud wherein the Target company was first introduced to CareCloud by a Broker, the parties shall confer upon a mutually agreeable Transaction Fee payable to Consultant for such Transaction.
(d)	Any Transaction Fee shall be offset by the Retainer.
(e)	All payments hereunder made in the form of RSUs shall be made to Stephen Snyder individually in accordance with CareCloud’s Amended and Restated Equity and Incentive Plan and pursuant to an RSU Agreement by and between Stephen Snyder and CareCloud. Consultant hereby acknowledges and agrees that such equity grant of RSUs to Stephen Snyder is in satisfaction of CareCloud’s obligation to issue such equal amount of equity to Consultant.

CONSULTANT:
Hill City Advisors, LLC

By:	/s/ Stephen Snyder
Name (Print):	Stephen Snyder
Title:	Managing Member
Date:	June 6, 2022